Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (Nos. 333-140302 and 333-136978) of Allis-Chalmers Energy Inc. of our reports dated March 15, 2011 (Except for Note 1, Note 2, Note 7, Note 14 and Note 16, as to which the date is August 31, 2011), with respect to the restated consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K/A for the year ended December 31, 2010.
/s/ UHY LLP
Houston, Texas
August 31, 2011